Response to Item 77D- Policies with
respect to security investment

Eaton Vance Ohio Municipal Bond Fund
(EIO)
Material changes to the investment policies of the Fund are described in "Endnotes and Additional Disclosures" in the semi-annual report to shareholders dated March 31, 2014 and are incorporated herein by reference.